SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 25, 2013

Date of Report

(Date of Earliest Event Reported)

WOODGATE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000- 54834	46-1874004
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2500 Tanglewilde

Suite 260

Houston, Texas 77063

(Address of Principal Executive Offices)

713-978-6551

(Registrant’s Telephone Number)

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 25, 2013, the Board of Directors of Woodgate Energy Corporation repealed its existing bylaws and adopted new bylaws. The substance of the bylaws is the same with no change effecting voting matters of the shareholders nor the election of directors.

On May 16, 2013 a change in control ("Change in Control") of Woodgate Energy Corporation (herein "Company" or "Woodgate") occurred, the details of which are more fully set forth in the Current Report on Form 8-K filed on May 16, 2013. In this report, the use of the term "Old Woodgate" will refer to the Company as it existed prior to the Change in Control and "New Woodgate" will refer to Woodgate as it existed, and continues to exist, subsequent to the Change in Control. (Old Woodgate and New Woodgate, together, are referred to herein as "Woodgate".)

The Old Company was established and wholly owned by Tiber Creek Corporation and MB Americus, LLC, which engaged in, among other things, finding and evaluating potential acquisition candidates. Old Woodgate was established to serve as a vehicle for such an acquisition. The share ownership was limited to the two highly sophisticated shareholders up to the date of Change in Control. The Old Woodgate has had no other shareholders during the same period.

Following the Change in Control, the shareholders and the Board of Directors of New Woodgate determined to adopt new Bylaws, which they preferred over those of Old Woodgate and which would more closely fit the profile of its potential public shareholders and the business purpose and operation of New Woodgate (coal bed methane exploration, development, and production), which is distinctly different from that of Old Woodgate.

Woodgate has been requested to supply a detailed analysis of the differences between the Bylaws of Old Woodgate and those of New Woodgate. It is understood how important this is when the Board of a publicly traded company with diverse shareholders determines to make changes to Bylaws with which its shareholders are familiar. However, in the case of Woodgate, this concern does not exist since the shareholders of New Woodgate are different from those of Old Woodgate, except for the continued minority holding of the original aforementioned two institutional shareholders who incorporated Woodgate, conceived of the transactions now being put in effect, and are directing their completion.

ITEM 9.01 EXHIBITS

3.3.1	Bylaws adopted 10-25-2013 which replace bylaws in exhibit 3.3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

WOODGATE ENERGY CORPORATION

Date: November 6, 2013	/s/	Fuad Al Humoud
President